Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                   Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
      14A-6(E)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-12

                      ONLINE VACATION CENTER HOLDINGS CORP.
                      -------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
                                 --------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No Fee Required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11

1)       Title of each class of securities to which transaction applies: Not
         Applicable

2)       Aggregate number of securities to which the transaction applies: Not
         Applicable

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.): Not Applicable

4)       Proposed maximum aggregate value of transaction: Not Applicable

5)       Total fee paid:
         [ ]  Fee paid previously with preliminary materials.
         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              1) Amount Previously Paid: Not Applicable

              2) Form, Schedule or Registration Statement No.: Not Applicable

              3) Filing Party: Not Applicable

              4) Date Filed: Not Applicable

                      ONLINE VACATION CENTER HOLDINGS CORP.
                               1801 NW 66th Avenue
                              Plantation, FL 33313


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 15, 2007

To our Shareholders:

The Annual Meeting of Shareholders (the "Annual Meeting") of Online Vacation Center Holdings Corp. and its subsidiaries (the "Company") will be held on May 15, 2007, at 8:30 a.m. at the Sheraton Suites Plantation located at 311 North University Drive, Plantation, Florida 33324, for the following purposes:

         1. To elect four directors to serve until the Annual Meeting of Shareholders or until their successors are elected and qualified;

         2. To ratify the appointment of Jewett, Schwartz, Wolfe & Associates as the Company's independent public accountants for the fiscal year ended December 31, 2007; and

         3. To transact such other business as may properly come before the Annual Meeting.

All shareholders of record at the close of business on March 30, 2007 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. This proxy statement and the accompanying proxy card are first being mailed to our shareholders on or about April 9, 2007.

         Whether or not you plan to attend the Annual Meeting in person, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously return your proxy card.


                                         By Order of the Board of Directors

                                         /s/ RICHARD A. McKINNON
                                         ------------------------------------
Dated: April 3, 2007                     Richard A, McKinnon, Chairman of the
Plantation, Florida                        Board of Directors

                      ONLINE VACATION CENTER HOLDINGS CORP.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           to be held on May 15, 2007


General

         We are providing these proxy materials in connection with the solicitation by the Board of Directors of Online Vacation Center Holdings Corp. of proxies to be voted at our 2007 Annual Meeting of Shareholders and at any and all postponement or adjournment thereof. Our Annual Meeting will be held on May 15, 2007, at 8:30 a.m. at the Sheraton Suites Plantation located at 311 North University Drive, Plantation, Florida 33324. In this proxy statement, Online Vacation Center Holdings Corp. and its subsidiaries are referred to as the "Company," "we," "our" or "us."

Outstanding Securities and Voting Rights

         Only holders of record of the Company's common stock at the close of business on March 30, 2007, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 18,492,977 shares of common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

         A majority of the outstanding shares of our common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

         Under applicable rules governing brokers who represent shares held in street name, brokers have the authority to vote those shares on routine matters, but not on non-routine matters. Routine matters include the election of directors (Proposal One) and ratification of our independent public accountants (Proposal Two). Accordingly, broker non-votes will not affect Proposals One and Two. Abstentions will have the same effect as a vote against a proposal.

Proxy Voting

         Shares for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted "FOR" Proposal 1 - the election of each of the nominees to the Board named herein and "FOR" Proposal 2 - the ratification of Jewett, Schwartz, Wolfe & Associates as the Company's independent public accountants. If, however, other matters are properly presented, the person named in the proxies in the accompanying proxy card will vote in accordance with their discretion with respect to such matters.

      The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of Securities Transfer Corporation, our transfer agent, a proxy card for voting those shares will be included with this proxy statement. If you own shares in street name, meaning that your shares are held by a bank or brokerage firm or other nominee, you may instead receive a voting instruction form from that institution with this proxy statement to instruct it how to vote your shares.

         All votes will be tabulated by an Inspector of Elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A list of the shareholders entitled to vote at the Annual Meeting will be available at the Company's executive office, located at 1801 NW 66th Avenue, Plantation, Florida 33313 for a period of ten (10) days prior to the Annual Meeting for examination by any shareholder.

Attendance and Voting at the Annual Meeting

         If you own common stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card. If you own common stock in street name, you may attend the Annual Meeting but in order to vote your shares at the Annual Meeting, you must obtain a "legal proxy" from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting, even if you plan on attending the Annual Meeting. If you have already voted prior to the Annual Meeting, you may nevertheless change or revoke your vote at the Annual Meeting in the manner described below.

Revocation

         If you own common stock of record, you may revoke a previously granted proxy at any time before it is voted by delivering to Mary Lou Ruderman, the Corporate Secretary of the Company, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any shareholder owning common stock in street name may change or revoke previously granted voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting.

                          BENEFICIAL SECURITY OWNERSHIP

         The following table set forth certain information regarding the beneficial ownership of our common stock as of March 30, 2007 by (i) each of our directors, (ii) each Named Executive Officer (as defined on page 9), (iii) all of our directors and Named Executive Officers as a group, and (iv) each person known by us to be the beneficial owner of more than five percent (5%) of the shares outstanding of our common stock. Unless otherwise noted, each shareholder has sole voting and investment power with respect to the indicated shares and the address for each shareholder is 1801 NW 66th Avenue, Plantation, Florida 33313.

                                                          Number of Shares
                                                            Beneficially                   Percent of
Name and Address of Beneficial Holder                          Owned                       Shares (1)
-------------------------------------                     ----------------                 ----------
Simon Todd                                                       1,463,150                       7.9%

Edward B. Rudner                                                10,495,400  (1)                 55.5%

Richard A. McKinnon                                                150,000                          *

Brian P. Froelich                                                   35,000                          *

Frank Bracken                                                       50,000                          *
All current executive officers and
  directors as a group -(5 persons)                             12,193,550  (2)                 64.5%

5% or greater holders:

William A. Cataldo                                               1,195,310  (3)                  6.5%


Reginald Flosse                                                  3,060,050  (4)                 16.5%
B.P. 21426
Papeete, Tahiti

------------------
* Less than one percent.

(1) Includes an aggregate of 1,680,000 shares held in trust for the benefit of Mr. Rudner's children and 1,680,000 shares held by Mr. Rudner's wife. Also includes 400,000 shares of common stock underlying options which are exercisable.
(2) Includes 400,000 shares of common stock underlying options which are exercisable.
(3) Includes 125,000 shares held by Cataldo Family Partners, Ltd., an entity in which Cataldo serves as general partner and 1,070,310 shares held by Pacific Tour Services, Inc., a company beneficially controlled by Mr. Cataldo. Cataldo's ownership interest excludes 589,980 shares held by the Cataldo Family Trust, a trust in which Cataldo is a beneficiary, but does not hold voting control
(4) The mailing address for Mr. Flosse is B.P. 21426, Papeete, Tahiti. Information was obtained from a Schedule 13d filed by Mr. Flosse with the SEC on March 28, 2006.

                         EXECUTIVE OFFICER AND DIRECTOR

         The following table sets forth certain information with respect to our Chief Executive Officer and directors as of December 31, 2006:


Name                              Age        Position
----                              ---        --------
Edward B. Rudner                  56         Chief Executive Officer, President,
                                               Chief Financial Officer and
                                             Director
Richard A. McKinnon               66         Chairman of the Board of Directors
Brian P. Froelich                 60         Director
Frank Bracken                     66         Director

Edward B. Rudner has served as our Chief Executive Officer, President, Chief Financial Officer and as a director since March 15, 2006, the effective date of the share exchange agreement ("Share Exchange Agreement") between the Company and Online Vacation Center Holdings, Inc. and its shareholders. Mr. Rudner has served as an executive officer and director of Online Vacation Center Holdings, Inc. since its inception in October 2000. Prior to founding Online Vacation Center Holdings, Inc., Mr. Rudner served as Chief Financial Officer and then Chief Operating Officer of Alamo Rent A Car. During his tenure Alamo Rent A Car expanded from a Florida company with 400 cars to a national car rental company with over 50,000 cars. In 1984, Mr. Rudner became President and Chief Executive Officer of Certified Tours, which grew from selling 10,000 vacation packages a year to over 250,000. In 1989, Mr. Rudner became Chairman and Chief Executive Officer of Renaissance Cruises, which expanded ship assets from $60 million to over $1 billion and increased revenues from $20 million to over $300 million by 1999. Following his departure, on September 25, 2001, Renaissance Cruises filed for bankruptcy under Chapter 11 in the United States Bankruptcy Court, Southern District of Florida. Renaissance Cruises ceased operations and its assets were placed in a liquidating trust. Mr. Rudner holds a BA in history, cum laude from the University of Massachusetts.

Richard Anthony (Tony) McKinnon has served as the Chairman of the Board of Directors of the Company since March 15, 2006, the effective date of the Share Exchange Agreement. With a background at senior levels in marketing and executive management, Mr. McKinnon has accumulated over thirty years of experience in the travel industry. His experiences include executive responsibilities at American Airlines, Pan American World Airways, Delta Air Lines, Wyndham Resort Hotels, USAir, American Hawaii Cruises and The Delta Queen Steamboat Company. Most recently, McKinnon successfully developed Vacation.com, which is currently a network of approximately 6,000 travel agencies across North America. With the sale of Vacation.com to Amadeus, a leading global distribution system and technology provider serving the marketing, sales and distribution needs of the world's travel and tourism industries, Mr. McKinnon served as CEO of Amadeus' North American Operations from 2000 through 2003. In 2004, he served as a senior adviser to the Seabury Group, a consulting firm. Mr. McKinnon currently provides consulting services to travel industry companies. He also currently serves as a director for the Baptist Foundation of Texas, Tauck, Inc. and Passport Online, Inc. Mr. McKinnon holds a BS from the United States Military Academy and a JD from Emory University School of Law.

Brian P. Froelich has served as a director since March 15, 2006, the effective date of the Share Exchange Agreement. After four years in public accounting with Arthur Anderson and Coopers and Lybrand and five years at US Life, he founded BPF Travel in 1979. In 1984 he sold BPF Travel to American Express. With BPF Travel's acquisition by American Express, he became part of the senior executive team of American Express. During his tenure at American Express, he was general manager of the domestic Travel Management Services business. As a result of his performance he was named to the American Express Hall of Fame. From 1999 through 2001 he served as Senior Vice President, Consumer Travel, American Express. From 2001 through 2002 he served as president and CEO of Allied Tours, a subsidiary of Global Vacation Group, Inc. (NYSE: GVG) where he affected the turnaround of Allied Tours and sold it to a large European travel company. Since 2003 he has served as president and CEO of Fenevations, LLC, a U.S.-based manufacturer of custom windows and doors. Mr. Froelich holds a BS in Finance from Boston College, an MBA from Rutgers University, and a JD from Seton Hall Law School.

Frank Bracken has served as a director since March 15, 2006, the effective date of the Share Exchange Agreement. Mr. Bracken retired from Haggar Clothing Co. in 2005. He had served as President and Chief Operating Officer of Haggar Clothing Co. since July 20, 1994, becoming the first non-Haggar family member in the company's 75-year history to assume that responsibility. Mr. Bracken served his entire 42-year professional career at Haggar, joining the company as a management trainee in 1963. In 1971, he was named Regional Sales Manager, in 1976 he was named Vice President/National Sales Manager, and then earned the title of Senior Vice President of Sales and Merchandising in 1984. In 1988, all marketing functions were added to that responsibility and he was named Senior Vice President of Marketing. In 1991, he added the responsibilities of Domestic and International Manufacturing, Private Label Products and the Horizon Group, Haggar's division for mass market retailers and was named Executive Vice President. In 1994, he assumed the position of President and COO. Mr. Bracken sits on the Chancellor's Advisory Committee at the University of North Texas
(UNT) and serves on the UNT Foundation Board, Athletic Board, and College of Business Advisory Board. He was honored as Distinguished UNT Alumnus in 1995. He is the Board Chair on the National Board for Big Brothers Big Sisters of America and serves as Board Development Chair for Big Brothers Big Sisters of North Texas. Mr. Bracken serves on numerous other industry and charitable boards.

                    CORPORATE GOVERNANCE AND RELATED MATTERS

Board Meetings and Committees

         The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in the Company's day to day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials that we send them and by participating in Board and committee meetings. Our directors hold office until their successors have been elected and duly qualified; unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director.

         The Board meets regularly during the year to review matters affecting our Company and to act on matters requiring Board approval. In also holds special meetings whenever circumstances require and may act by unanimous written consent. During fiscal 2006, there were seven meetings of the Board. All persons who were serving as directors during fiscal 2006 attended at least 75% of the aggregate of the meetings of the Board and committees of which they were members. At December 31, 2006, the persons serving on our Board were Edward Rudner, Richard A. McKinnon, Brian Froelich and Frank Bracken. Prior to March 15, 2006, the sole director of our Company was Alan Rubin, who resigned in connection with the Share Exchange Agreement.

         The Board has determined that Brian Froelich and Frank Bracken are independent directors as defined by the listing requirements of the American Stock Exchange ("AMEX"). We have a standing Audit Committee and Compensation Committee.

Audit Committee

         The Audit Committee consists of Brian Froelich (Chairman) and Frank Bracken, each of whom is a non-employee director of the Company, independent under AMEX listing requirements for audit committees, and has been designated by the Board as an "audit committee financial expert" as defined by the rules and regulations of the Securities and Exchange Commission ("SEC"). The Audit Committee recommends the engagement of independent public accountants to the board, initiates and oversees investigations into matters relating to audit functions, reviews the plans and results of audits with our independent public accountants, reviews our internal accounting controls and approves services to be performed by our independent public accountants. The Audit Committee met once during fiscal 2006. The Audit Committee has a written charter and current copy of such charter is available at the Company's website at www.onlinevacationcenter.com.

Compensation Committee

         The Compensation Committee consists of Brian Froelich (Chairman) and Frank Bracken, each of whom is a non-employee director of the Company and each of whom is independent under the AMEX listing requirements. The responsibilities and duties of the Compensation Committee consist of but are not limited to: (1) approving salaries and incentive compensation of executive officers, as well as the compensation of our Board members; (2) reviewing compensation of certain other employees and (3) administering the employee stock option and benefit plans. The Compensation Committee met once during fiscal 2006. The Compensation Committee has a written charter and current copy of such charter is available at the Company's website at www.onlinevacationcenter.com.

Nominating Committee

         We have not established a formal nominating committee or adopted a written charter for this committee at the present time. Our entire Board of Directors performs the functions served by a nominating committee. At the present time, we do not believe that maintaining a nominating committee would lead to the identification of a broader pool of candidates eligible and willing to serve as directors of the Company. If the Board identifies a need to replace a current member of the Board, to fill a vacancy on the Board, or to expand the size of the Board, the Board considers candidates from a variety of sources. The process followed by the Board to identify and evaluate candidates include (a) meetings to evaluate biographical information and background material relating to candidates, (b) requiring candidates to complete questionnaires to elicit information of the type required to be disclosed by us in reports filed with the SEC, (c) conducting background investigations by qualified independent organizations experienced in conducing criminal and civil investigatory reviews,
(d) interviews of selected candidates by members of the Board and (e) such other personal and financial reviews and analyses as the Board of Directors may deem appropriate in connection with the consideration of candidates.

         Recommendations by the Board of candidates for inclusion in the Board slate of director nominees are based upon criteria such as business experience and skills, independence as defined by the AMEX listing requirements or other independence standard deemed appropriate by the Board, distinction in their activities, integrity, the ability to commit sufficient time and attention to the Board's activities and the absence of potential conflicts with the Company's interests. The Board also considers any other relevant factors that it may from time to time deem appropriate, including the current composition of the Board, the balance of management and independent directors, the need for audit committee expertise and the evaluation of all prospective nominees. The Board of Directors considers candidates for Board membership, including those suggested by shareholders applying the same criteria to all candidates.

Shareholder Nominations to the Board

         We do not have a formal policy with regard to the consideration of director candidates recommended by our shareholders. Shareholders that desire to recommend candidates for consideration by our Board of Directors should mail or deliver written recommendations to us as follows: Board of Directors, c/o Online Vacation Center Holdings Corp., 1801 NW 66th Avenue, Plantation, Florida 33313. Each recommendation should include biographical information indicating the background and experience of the candidate that qualifies the candidate for consideration as a director. Shareholders who wish to nominate a candidate for election to the our Board of Directors, as opposed to recommending a potential nominee for consideration by the Board of Directors, are required to comply with the advance notice requirements required by applicable laws and regulations.

Communications with the Board of Directors and Director Attendance at Annual Meetings

         Shareholders may communicate with the Board of Directors by writing to the Chairman of the Board of the Company, in care of the Board of Directors (or at the shareholder's option, care of a specific director), at Online Vacation Center Holdings Corp., 1801 NW 66th Avenue, Plantation, Florida 33313. We will ensure that all communications to the Board of Directors or any particular director (marked and addressed as set forth above) will be delivered to the Chairman of the Board of Directors or a specified director, as the case may be.

         We do not have a formal policy regarding director attendance at our Annual Meeting of Shareholders. Nevertheless, directors are encouraged to attend the Company's Annual Meeting of Shareholders each year. All of the directors are expected to attend our Annual Meeting of Shareholders to be held on May 15, 2007.

Code of Ethics

         We have adopted a Code of Ethical Conduct that includes provisions ranging from conflicts of interest to compliance with all applicable laws and regulations. All officers and directors are bound by this Code of Ethical Conduct, violations of which may be reported to the Chairman of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

         To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, the Company believes that during the year ended December 31, 2006, our officers, directors and greater-than-10% shareholders timely filed all reports required by Section 16(a).

                             EXECUTIVE COMPENSATION

         The following Summary Compensation table sets forth information regarding compensation earned by, awarded to or paid to our Chief Executive Officer, our Vice President and our former Chief Executive Officer for the year ended December 31, 2006 ("fiscal 2006"). We refer to these officers as our Named Executive Officers in other parts of this proxy statement. We currently do not have any other individual employee of the Company designated as an executive officer.

                                         SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------
Name and                                                          Stock       Option        All
Principal                         Salary             Bonus       Awards       Awards       Other             Total
Position                 Year        $                 $          $ (1)        $ (1)    Compensation           $
---------------------------------------------------------------------------------------------------------------------
Edward B.
Rudner
CEO.
President  and CFO (2)   2006     $ 230,768 (3)    $       -       $ 170     $ 68,292    $ 43,846 (4)     $ 343,076
---------------------------------------------------------------------------------------------------------------------
Simon Todd               2006     $  77,154        $ 110,000       $   -     $      -    $    140         $ 187,294
Vice  President (5)
---------------------------------------------------------------------------------------------------------------------
Alan Rubin
Former CEO and CFO (6)   2006     $  20,000        $       -       $   -     $      -    $ 52,333 (7)     $  72,333
---------------------------------------------------------------------------------------------------------------------

---------------
1. Amounts shown do not reflect compensation actually received by the Named Executive Officers. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2006 for option awards and stock awards as determined pursuant to FAS 123R. The assumptions used to calculate the value of the option awards using the Black-Scholes option-pricing model were as follows: average expected life between 2.5 and 3.5 years; 4.44% risk-free interest rate; 40% volatility and a 5% forfeiture rate. The weighted fair value of options granted during 2006 was $0.17.
2.       Mr. Rudner has served as our CEO, President and CFO since March 15,
         2006.
3. Excludes $154,410 which was paid to Mr. Rudner by Online Vacation Center Holdings, Inc. pursuant to his prior employment agreement prior to March 15, 2006, the closing date of the Share Exchange Agreement.
4. Represents a car allowance of $13,846 and a country club allowance of $30,000. Excludes $23,830 in benefits which were paid to Mr. Rudner by Online Vacation Center Holdings, Inc.
5. Mr. Todd became our Vice President on September 1, 2006 in conjunction with our acquisition of Phoenix International Publishing LLC.
6. Mr. Rubin served as our CEO from October 16, 2000 until March 15, 2006, at which time, he resigned both as director and CEO in conjunction with the Share Exchange Agreement. Mr. Rubin's 2006 salary represents his salary from January 1, 2006 until March 15, 2006.
7. Mr. Rubin's other annual compensation during 2006 represents remuneration in conjunction with a consulting agreement with us which terminated in September 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

         The following table provides information concerning unexercised options and stock that has not vested for each of our Named Executive Officers for the fiscal year ended December 31, 2006. All options and stock were granted under our 2005 Plan.

                                     Option Awards                                     Stock Awards
               ------------------------------------------------------------     --------------------------
                                                                                                    Market
                  Number of           Number of                                  Number of        Value of
                 Securities          Securities                                  Shares or       Shares or
                 Underlying          Underlying                                   Units of        Units of
                Unexercised         Unexercised       Option                    Stock That      Stock That
                   Options-            Options-     Exercise         Option       Have Not        Have Not
                Exercisable       Unexercisable        Price     Expiration         Vested          Vested
Name               (#)                  (#)            ($)             Date          ($)           $   (1)
----           ------------       --------------    --------  -------------     ------------  ------------
Edward B.       300,000 (2)         200,000 (3)       $ 1.27     03-16-2011        800 (3)         $ 2,160
 Rudner             --              200,000 (4)       $ 1.27     03-16-2011         --                  --

Simon Todd          --                  --                --             --         --                  --

Alan Rubin          --                  --                --             --         --                  --

--------------
1. Value is based on the closing price of our common stock on December 29, 2006, which was $2.70 per share.
2. These options were granted in conjunction with his execution of an employment agreement with us on March 16, 2006.
3. Mr. Rudner received a grant of 1,000 restricted stock awards on March 16, 2006, which vest at the rate of 20% per annum with vesting dates of March 16, 2006, March 16, 2007, March 16, 2008, March 16, 2009 and
         March 16, 2010.
4. These options were granted to Mr. Rudner in his capacity as director of the Company. These options vest on March 16, 2008.

EMPLOYMENT AGREEMENTS

         Edward B. Rudner. Effective as of March 16, 2006, we entered into an employment agreement with Edward B. Rudner to serve as our President and Chief Executive Officer which replaced the employment agreement which Mr. Rudner had with Online Vacation Center Holdings, Inc. The employment agreement has no stated termination date and has a perpetual term of 3 years. We will pay Mr. Rudner an initial annual base salary of $300,000, payable bi-weekly for a term of 3 years. The base salary is subject to annual automatic incremental increases of the greater of the percentage increase in the consumer price index or 6% of the previous year's base salary. Mr. Rudner is also entitled to a performance-based bonus and to participate in all Company benefit programs. He is entitled to five weeks paid vacation per year, reimbursement of all reasonable out-of-pocket business expenses, a monthly automobile allowance of $1,500, automobile insurance coverage and reimbursement for memberships in social, charitable or religious organizations or clubs for up to $30,000 per year.

         In addition, we granted Mr. Rudner options to purchase 500,000 shares of our common stock, with 300,000 options vesting immediately and 100,000 options vesting on March 16, 2007 and the remaining 100,000 vesting on March 16, 2008. The exercise price of the options is $1.27 per share and all of the options were granted under the 2005 Management and Director Equity Incentive and Compensation Plan. Mr. Rudner also received options in connection with his service as a director of the Company.

         In the event of Mr. Rudner's death or disability during the term of the agreement, Mr. Rudner or his beneficiaries are entitled to all compensation and benefits under his employment agreement for a period of one year following the date of his death or disability. In the event that Mr. Rudner is terminated "for cause", he will be entitled to receive his salary and earned but unpaid bonuses due up to the date of termination. "Cause" is defined as committing or participating in an injurious act of fraud or embezzlement against the company; engaging in a criminal enterprise involving moral turpitude; conviction of an act constituting a felony of a crime of violence, fraud or dishonesty; or any attempt by Mr. Rudner to assign the employment agreement. In the event there is a "Change in Control" or "Attempted Change in Control," as such terms are defined in his employment agreement, Mr. Rudner shall have the right to terminate his employment upon thirty (30) days written notice given at any time within one year after the occurrence of such event. A Change in Control is defined as any event set forth in Section 280G of the Internal Revenue Code or any event that would be required to be reported as a change in control in response to Item 1 of the SEC form for a current report on Form 8-K, in effect as of March 16, 2006 and an "Attempted Change of Control" shall be deemed to have occurred if any substantial attempt accompanied by significant work efforts and expenditures of money is made to accomplish a Change of Control. In the event that Mr. Rudner is terminated for any other reason other than for cause, death or disability or if he terminates his employment because of a Change in Control or Attempted Change of Control, he will receive all compensation and benefits under his employment agreement for a period of three years following the date of termination. He shall also be entitled to receive a bonus equal to the amount received for the prior year or if no prior bonus was received, an amount equal to $150,000, as well as all earned but unpaid bonuses from previous years. The employment agreement also includes a one-year covenant not to compete and non-disclosure provision. The agreement has a perpetual term of three years.

         As of March 15, 2006, Online Vacation Center Holdings, Inc. had an obligation to Mr. Rudner under the terms of his previous employment agreement for compensation and benefits in the amount of $579,990. The obligation has been assumed by us. In August 2006, we established the Online Vacation Center Holdings Corp. Deferred Compensation Plan in order to provide for payments to be made to Mr. Rudner for this obligation. We will make a series of twenty-six (26) bi-weekly cash payments totaling $579,990 to Mr. Rudner, commencing on January 19, 2007.

         Simon Todd. In connection with our acquisition of Phoenix International Publishing, LLC ("Phoenix"), we entered into an employment agreement with Simon Todd to serve as Vice President of our Company and as the President of Phoenix effective as of August 31, 2006. Mr. Todd is entitled to a base salary of $202,000 per annum which increases by 4% per annum until August 31, 2009, the termination date of the Agreement. In addition, Mr. Todd is entitled to a retention bonus, a bonus in conjunction with the closing of certain acquisition prospects and a bonus in conjunction with Phoenix achieving certain profitability thresholds.

2005 Management and Director Equity Compensation Plan

         Effective as of March 15, 2006, our Board of Directors and shareholders approved our 2005 Management and Director Equity Compensation Plan (the "Plan" or "2005 Plan"). We have reserved an aggregate of 2,500,000 shares of common stock for issuance under the this Plan which provides for the grants of stock options, restricted stock, performance-based and other equity-based incentive awards to directors, officers and key employees. Our Board of Directors (or at their discretion a committee of our board members) administers the Plan including, without limitation, the selection of recipients of awards under the Plan, the granting of stock options, restricted share or performance shares, the determination of the terms and conditions of any such awards, the interpretation of the Plan and any other action they deem appropriate in connection with the administration of the Plan. As of December 31, 2006, we had granted 1,870,000 options and 35,000 stock awards under the Plan.

Compensation of Directors

         We use a combination of cash and equity based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties, as well as the skill-level required by members of the Board.

         We pay each director an annual retainer of $25,000. We pay the Chairman of the Board of Directors an additional annual fee of $50,000 for his additional duties as the Chairman. To ensure that directors have an ownership interest aligned with the Company's other shareholders, we may also grant options or stock awards to purchase shares of the Company's common stock to our directors from time to time. In connection with the closing of the Share Exchange Agreement, we awarded an aggregate of 1,300,000 options to our directors.

         The table below summarizes the total compensation paid by us to our directors for the fiscal year ended December 31, 2006. All directors began serving as directors, effective as of March 15, 2006 after the closing of the Share Exchange Agreement. Alan Rubin, who served as a director of the Company from October 2000 through March 15, 2006, is not listed in this table because the compensation that he received as a director of the Company during the first quarter of 2006 is listed in the enclosed Summary Compensation table.

                                       Fees Earned                             All
                                       or Paid in         Option              Other
Name                                      Cash         Awards (1)(2)       Compensation            Total
-----------------                      -----------     -------------       ------------           -------
Richard McKinnon                         $ 56,250         $ 42,645           $ 120,000 (3)       $ 218,895

Edward B. Rudner                         $ 18,750         $ 14,215                  --           $  32,965

Brian P. Froelich                        $ 18,750         $ 21,323                  --           $  40,073

Frank Bracken                            $ 18,750         $ 14,215                  --           $  32,965

--------------
(1) Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2006 for option awards as determined pursuant to FAS No. 123R. The assumptions used to calculate the value of the option awards using the Black-Scholes option-pricing model were as follows: average expected life between 2.5 and 3.5 years; 4.44% risk-free interest rate; 40% volatility and a 5% forfeiture rate. The weighted fair value of options granted during 2006 was $0.17.

(2) On March 16, 2006, we granted 600,000 options to Mr. McKinnon, 200,000 options to Mr. Rudner, 300,000 options to Mr. Froelich and 200,000 options to Mr. Bracken under our 2005 Plan. All options have a five year term and an exercise price of $1.27 per share. The options vest on March 16, 2008.
(3) Fees earned pursuant to a consulting agreement between Mr. McKinnon and the Company.

Equity Compensation Plan Information

         The table below lists information regarding our common stock assumable upon the exercise of stock options, the weighted average exercise price of those options and the number of shares available for issuance under the Company's 2005 Management and Director Equity Incentive and Compensation Plan as of December 31, 2006. We have no other equity compensation plan and there are no warrants or other rights outstanding that would result in the issuance of shares of our common stock as of December 31, 2006.

                                      Equity Compensation Plan Information
                                      ------------------------------------

                                    (a)                              (b)                              (c)
                                                                                             Number of securities
                                                                                              remaining available
                            Number of securities                                              for future issuance
                             to be issued upon                Weighted-average                   under equity
                                exercise of                   exercise price of               compensation plans
                                outstanding                      outstanding                 (excluding securities
                             options, warrants                     options                       reflected in
Plan Category                     and rights                  warrants and rights                  column (a))
------------------------------------------------------------------------------------------------------------------
Equity compensation
plans approved by
security holders                 1,870,000                          $1.27                           623,000
------------------------------------------------------------------------------------------------------------------
Equity compensation
plans not approved by
by security holders                      -                              -
------------------------------------------------------------------------------------------------------------------
Total                            1,870,000                          $1.27                           623,000
------------------------------------------------------------------------------------------------------------------

Change of Control

         Management is not aware of an arrangement which may, at a subsequent date, result in a change of control of the Company. As noted above, only Mr. Rudner's employment agreement with the Company has provisions which address a change of control, as defined in his employment agreement.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Following the closing of the Share Exchange Agreement, we engaged Alan Rubin, the former principal shareholder and sole executive officer and director of the Company to perform certain consulting services for us for a six month period beginning on April 15, 2006 and ending on September 15, 2006. Under this agreement, Mr. Rubin's consulting fee was equal to $52,333. Mr. Rubin assisted us with transition issues relating to our new ownership of the Company, including but not limited to preparing the Company's financial statements and tax returns for the fiscal years ended December 31, 2005 and 2006.

         Effective as of October 2005, we engaged Richard McKinnon to provide consulting services to us. In consideration for such services, Mr. McKinnon receives a monthly fee of $10,000. The term of the arrangement is on a month-to-month basis. During 2006 and 2005 Mr. McKinnon received $120,000 and $30,000, respectively in consulting fees. Mr. McKinnon became a director of our Company on March 15, 2006.

                             AUDIT COMMITTEE REPORT

         The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent public accounting firm. We have engaged Jewett, Schwartz, Wolfe & Associates as our independent public accountants to report on the conformity of the Company's financial statements to accounting principles generally accepted in the United States.

         In this context, the Audit Committee reviewed and discussed with management and Jewett, Schwartz, Wolfe & Associates the Company's audited financial statements for the year ended December 31, 2006. The Audit Committee has discussed with Jewett, Schwartz, Wolfe & Associates the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee has received from Jewett, Schwartz, Wolfe & Associates the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

         Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

         The foregoing has been furnished by the Audit Committee:

                                                        Brian Froelich, Chairman
                                                        Frank Bracken

This section is not "Soliciting Material," is not deemed filed with the SEC and it not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                          PROPOSALS TO THE SHAREHOLDERS

                       PROPOSAL ONE: ELECTION OF DIRECTORS

         The four persons set below, each of whom is currently a director, are proposed to be re-elected as directors at the Annual Meeting. If elected, each of these directors will hold office until the next Annual Meeting of Shareholders in the year 2008 or until his or her successor is duly elected and qualified.

Richard McKinnon
Edward B. Rudner
Brian P. Froelich
Frank Bracken

All of the nominees are currently serving as directors. Each nominee has agreed to be named in this proxy statement and to serve as a director if elected. For biographical information regarding the nominees, see "Management" on pages 5-6. Management expects that each nominee will be available for election, but if any of them is not a candidate at the time when the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill such vacancy.

Vote Required and Recommendation

         The four nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present, in person or by proxy, shall be elected directors. Shareholders do not have the right to cumulate their votes for directors. In the election of directors, an abstention or broker non-vote will have no effect on the outcome.

The Board recommends shareholders to vote "for" each of the nominees for director set forth above.

                                 PROPOSAL NO. 2

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

         We are asking our shareholders to ratify the Audit Committee's appointment of Jewett, Schwartz, Wolfe & Associates as our independent public accountants for the fiscal year ending December 31, 2007. In the event our shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our Company and our shareholder's best interests.

         We engaged Jewett, Schwartz, Wolfe & Associates as our independent public accountants on May 17, 2003 and it audited the Company's consolidated financial statements for the fiscal years ended December 31, 2006, 2005, 2004 and 2003. Representatives of Jewett, Schwartz, Wolfe & Associates are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Principal Accountant Fees and Services

         The following is a summary of the fees billed to us by Jewett, Schwartz, Wolfe & Associates for professional services rendered for the fiscal years ended December 31, 2006 and 2005:

Fee Category                                                                  Fiscal 2006     Fiscal 2005
------------                                                                 -------------   -------------
Audit Fees                                                                   $      59,800     $    51,360
Audit Related Fees                                                           $      75,000     $         0
Tax Fees                                                                     $           0     $         0
                                                                             -------------   -------------
All Other Fees                                                                           0               0
Total Fees                                                                   $     134,800     $    51,360
                                                                             =============   =============

         Audit fees consisted of fees billed for professional services rendered for the audit of the Company's consolidated financial statements included in our annual report on Form 10-KSB for the years ended December 31, 2006 and 2005, and for reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-QSB during fiscal 2006 and 2005.

         Audit related fees consists of general assistance on SEC matters and due diligence regarding acquisitions completed in 2006.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

         The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent public accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case by case basis. The Audit Committee approved one hundred percent (100%) of all such professional services provided by Jewett, Schwartz, Wolfe and Associates during fiscal 2006.

Vote Required and Recommendation

         The ratification of the selection of Jewett, Schwartz, Wolfe & Associates as our independent public accountants for the fiscal year ending December 31, 2007, requires the affirmative vote of the holders of a majority of shares of the Company's common stock present, in person or by proxy, at the Annual Meeting. Broker non-votes will have no effect on the outcome of this matter. Abstentions will be counted as present at the Annual Meeting for purposes of this matter and will have the effect of a vote against the ratification of the appointment of Jewett, Schwartz, Wolfe & Associates.

The Board recommends shareholders to vote "for" the ratification of the selection of Jewett, Schwartz, Wolfe & Associates as our independent public accountants for the fiscal year ended December 31, 2007.

                  INFORMATION CONCERNING SHAREHOLDERS PROPOSALS

         Next year's Annual Meeting of Shareholders is currently scheduled to be held on May 15, 2008. Any shareholder desiring to submit a proposal for action at the 2008 Annual Meeting of Shareholders which is desired to be presented in the Company's proxy statement with respect to the 2008 Annual Meeting of Shareholders, should mail the proposal by certified mail return receipt requested, to the Company, 1801 NW 66th Avenue, Plantation, Florida 33313,
Attention: Mary Lou Ruderman, Corporate Secretary. All such proposals must be received by the Company not later than January 16, 2008 or if the date of the 2008 Annual Meeting is changed by more than 30 days from the date of the 2007 Annual Meeting, then a reasonable time before we print and the mail the proxy materials for the 2008 Annual Meeting. We are not required to include in our proxy statement any shareholder proposal not timely received by us or that is not otherwise in compliance with SEC rules and regulations.

                    HOUSEHOLDING OF ANNUAL MEETING MATERIALS

         Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement and annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write us c/o Mary Lou Ruderman, Corporate Secretary, 1801 NW 66th Avenue, Plantation, Florida 33313. If you want to receive separate copies of the proxy statement and our annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address.

                    AVAILABILITY OF FORM 10-KSB ANNUAL REPORT

         A copy of the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2006, exclusive of certain exhibits filed with the SEC, accompanies this proxy statement. These exhibits, as well as our interim quarterly reports on Form 10-QSB and other reports that we filed with the SEC, are available without charge to shareholders on our website at www.onlinevacationcenter.com, by calling our offices at (954) 377-6400 or upon written request to Mary Lou Ruderman, Corporate Secretary, 1801 NW 66th Avenue, Plantation, FL 33313. The information on our website is not a part of this proxy statement. Copies of our filings are also available at the Securities and Exchange Commission website at http://www.sec.gov.

                        COSTS OF MAILING AND SOLICITATION

         The cost of preparing, assembling and mailing this proxy statement and the enclosed proxy is to be borne by us. In addition to the use of the mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

                                  OTHER MATTERS

         Management is not aware of any other matters to come before the Annual Meeting. If any other matter not mentioned in this proxy statement is brought before the Annual Meeting, the persons named as proxyholders in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with the recommendations of management.


                                             By Order of the Board of Directors

Dated:  April 3, 2007
Plantation, Florida                          /s/ RICHARD A. MCKINNON
                                             -----------------------
                                             Richard A. McKinnon, Chairman of
                                               the Board of Directors

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------
ONLINE VACATION CENTER HOLDINGS CORP.


PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 15, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Shareholders to be held May 15, 2007 and the proxy statement, and hereby appoints Richard A. McKinnon and Edward B. Rudner or either of them to the proxy of the undersigned, with the full power of substitution to vote all shares of Common Stock of Online Vacation Center Holdings Corp. ("ONVC") that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of ONVC to be held on Tuesday, May 15, 2007 at 8:30 a.m., and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1, ELECTING THE FOUR NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, AND FOR PRPPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

SEE REVERSE SIDE
TO BE SIGNED AND DATED ON REVERSE SIDE
SEE REVERSE SIDE
--------------------------------------------------------------------------------
ONLINE VACATION CENTER HOLDINGS CORP.
1801 NW 66TH STREET, SUITE 102
PLANATATION, FLORIDA 33313

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS
KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
DETACH AND RETURN THIS POTION ONLY

ONLINE VACATION CENTER HOLDINGS CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED
BELOW.

PROPOSAL 1- To elect four directors from the nominees below.

For All [ ]                 Withhold From All [ ]             For All Except [ ]

To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name below

1) Richard A. McKinnon
2) Edward B. Rudner
3) Brian P. Froelich
4) Frank Bracken

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

Proposal 2- To ratify the appointment of Jewett, Schwartz, Wolfe & Associates as independent public accountants for 2007

For [ ]                         Against [ ]                       Abstain [ ]

This proxy card should be signed for your instructions to be executed. Each joint owner should sign. Signatures should correspond with names printed on proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

Signature:
Signature:
Date:
--------------------------------------------------------------------------------